For Immediate Release: Tuesday, July 28, 2009

 ALPHA GOLD CORPORATION FILES FORM 15F
TO DEREGISTER IN THE USA
UNDER THE SECURITIES EXCHANGE ACT OF 1934

Coquitlam, British Columbia - July 28, 2009 - Alpha Gold Corporation (TSX-V: ALQ) ("Alpha Gold" or the "Company") today announced that it has filed a Form 15F with the U.S. Securities and Exchange Commission (the "SEC") with the intention of voluntarily terminating the registration of its common shares under section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). Alpha Gold expects that this termination of registration will become effective 90 days after its filing with the SEC. As a result of this filing, Alpha Gold's reporting obligations with the SEC, including its obligations to file annual reports on Form 20-F and reports on Form 6-K, will immediately be suspended.

Alpha Gold will continue to comply with its Canadian continuous disclosure obligations by making filings with the applicable Canadian securities regulators via the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Alpha Gold's common shares will continue to be listed and trade in Canada, in Canadian dollars, on the TSX Venture Exchange under the symbol "ALQ".

Alpha Gold is current with its reporting requirements under the Exchange Act but its common shares have never been listed, traded or quoted on any stock exchange in the United States, the OTC Bulletin Board or the Pink Sheets.

In determining to terminate the registration of its common shares under the Exchange Act, the Company considered that administrative burdens and costs associated with being a U.S. reporting company have significantly increased in the past few years, particularly in light of new requirements introduced pursuant to the Sarbanes-Oxley Act of 2002. The time and costs associated with preparing U.S. filings and meeting SEC regulatory requirements are substantial, and overall the Company's management believes that these administrative burdens and their associated costs far outweigh the benefits derived from the Company's registration with the SEC.

For additional information, please visit www.alphagold.bc.ca or contact:
CHF Investor Relations Cathy Hume, CEO T: 416-868-1079 x231 E: cathy@chfir.com	or	Christopher Haldane, Account Manager T: 416-868-1079 x237 E: chris@chfir.com

Should you wish to receive Company news via email, please contact chris@chfir.com and specify
"Alpha Gold News" in the subject line.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.